Exhibit 10.2

TERM SHEET

Re Investment by Fonu2, Inc.

in the Motion Picture “Mara”

This term sheet (the “Term Sheet”) sets forth the material terms and conditions of the agreement by and between Fonu2, Inc. d/b/a Moon River Studios (“MRS”) of 135 Goshen Road Ext. Suite 205, Rincon, GA 31326 and The Solution Entertainment Group, LLC (“SEG”) of 6525 Sunset Blvd, Bungalow GS4, Los Angeles, CA 90028 and Mann Made Films Limited (“MM”) of C/o Nelson Davis, LLP, 233 Wilshire Blvd, Suite 900, Santa Monica, CA 90401 (SEG and MM together “SEGMM”) (SEG, MM, SEGMM and MRS are sometimes each referred to herein as a “Party” or together referred to herein as the “Parties”) with respect to MRS’s investment in the motion picture presently titled “Mara” (the “Picture”) based on the screenplay by Jonathan Frank dated November 21, 2014 (the “Screenplay”).

MRS shall invest in the Picture on the following terms and conditions:

1)	Picture

The Picture shall be live action (not animated), photographed in color, in the English language, of first-class technical quality, completely finished, fully edited and titled and fully synchronized with language, dialogue, sound and music, and in all respects ready and suitable for presentation to the public in first class theatres worldwide that charge general admission. The Picture consists, or shall consist, of a connected and continuous series of scenes telling or presenting a story, and is or shall be produced substantially and materially in accordance with, and shall not vary from, the final Screenplay approved in writing by MRS (see clause 3) below) except only for such changes as the exigencies of production may require, and except for such minor revisions able to be made by the director provided that said revisions shall conform with the agreed upon page count and shall be subject to meaningful consultation with MRS. The Picture shall have a rating of not more restrictive than “R” and shall have a running time (including main titles and end credits) of between 90 and 120 minutes.

2)	Budget

The budget of the Picture (the “Budget”) shall not exceed $2,777,272. Budget shall include all expenditures ordinarily associated with a motion picture produced independently. Any reduction in the Budget shall be subject to the mutual approval of the Parties.

3)	Screenplay

The Screenplay is written by Jonathan Frank and dated November 21, 2014. Further ongoing revisions are able to be made by the Picture’s director provided that said revisions shall conform with the agreed upon page count and shall be subject to approval by MRS.

4)	MRS Investment

MRS shall invest (the “MRS Investment”) $798,000 the Budget of the Picture, as an investor (“Investor”) by way of cash. MRS will provide the MRS Investment to a single purpose vehicle which serves as the Picture’s production entity as may be created to maximize the value of the Picture’s tax credit) (the “SPV”). The SPV shall be wholly owned by SEGMM (or its designee). The Budget of the Picture shall include reasonable ongoing reasonable administrative costs.

MRS shall provide a proof of funds (“POF”) in respect of the MRS Investment to SEGMM, in a form acceptable to SEGMM, no later than seven (7) business days of the execution of this Agreement.

5)	Conditions Precedent

MRS’s obligations to fund the MRS Investment in accordance with the terms hereof are subject to the following conditions precedent having been satisfied and delivered to MRS (all in form and substance satisfactory to MRS) not later than 30 (thirty) days of the execution of this Term Sheet, unless otherwise noted herein or such later date as SEGMM and MRS may hereafter agree to in writing (the “Conditions Satisfaction Date”):

(a)	MRS's receipt of fully-executed copies of this Term Sheet;

(b)	MRS’s approval of all chain of title documentation for the Picture.

(c)	The issuance of a Letter of Intent regarding a completion guaranty by the Completion Guarantor, in form and substance acceptable to MRS

(d)	Approval by the Completion Guarantor of the Budget, the production schedule and the cash flow for the Picture (45 (forty-five) days);

(e)	MRS’s approval of the Budget, the production schedule and the cash flow for the Picture.

(f)	MRS’s approval of the final shooting screenplay for the Picture as per clause 3) above;

(g)	MRS’s approval of the Picture’s director, including an e-mail confirmation from the director’s authorized representative that the material financial terms of the director’s engagement have been agreed to. Clive Tonge (“Tonge”) is hereby approved by MRS;

(h)	MRS’s approval of the Picture’s producer, including an e-mail confirmation from the producer’s authorized representative that the material financial terms of the producer’s engagement have been agreed to. Steven Schneider (“Schneider”) is hereby approved by MRS;

(i)	SEGMM shall secure from Steven Schneider the express and inalienable right to use the phrase “From The Producer of Insidious and Paranormal Activity” in the main titles, press, one-sheet and all paid advertising for the Picture.

(j)	MRS’s approval of the principal actors engaged to portray “above the line” roles including, but not limited to the role of “Kate Fuller”;

(k)	MRS’s approval and receipt of a fully-executed term sheet between SEGMM and/or the SPV and any third party debt (“Debt”) with respect to any Debt to be used as part of the financing of the Picture; and

(l)	The foreign sales estimate “take” is a minimum of $1,750,000.

(m)	In the event that The Picture has not commenced principal photography by March 1, 2016, all Rights shall revert to SEGMM subject to the lien held by MRS for the repayment of any monies advanced by MRS by way of Advance or MRS Investment at such time as the Picture commences principal photography, if ever. For clarity, any Advance made by MRS shall be considered part of its MRS Investment should The MRS Investment be made. SEGMM shall have approval of any Advance.

6)      SEGMM shall assign all rights in and to the Screenplay necessary to produce the Picture (“Rights”) to the SPV once the strike price of the Picture has been met to the satisfaction of the Completion Guarantor. For clarity, all the conditions have been satisfied, and the Budget of the Picture is fully funded subject only to the transfer of the Rights. Further, MRS shall have no obligation to release its funding the MRS Investment until such time as the Rights have been transferred to the SPV.

7)	Other Finance

The Parties will jointly seek third party finance to include but not limited to third party debt, equity, presales, tax credits, “soft monies” (the “Debt”) to co-finance the Picture; provided however, MRS and SEGMM shall have final mutual approval over the terms and conditions of such Debt financing.

8)	Production Services

MRS shall have the option to provide the Picture with all below-the-line production services (the “Services”); provided however, that MRS can provide such Services of a standard generally expected within the motion picture industry for a motion picture of the size and quality of the Picture and such Services are charged at the same (or lower) rates contained in the Budget, then MRS shall be entitled to provide such Services. Heads of Department shall be mutually agreed by the Parties, such approval not to be unreasonably withheld.

9)	Distribution Rights

MRS /SEGMM shall have mutual approval of the sales agent (“Sales Agent”) appointed to sell the Picture in the international (Foreign) market (SEG is hereby approved) MRS /SEGMM shall have mutual approval of the Picture’s United States distributor (“US Distributor”). MRS /SEGMM shall have mutual approval of all terms and conditions of the agreements with the Sales Agent and US Distributor.

10)	Collection Agent

All receipts received from the worldwide exploitation of the Picture shall be administered by a collection agent (the “Collection Agent”). Fintage House or Freeway CAM BV are hereby approved as the Collection Agent whose fee shall not exceed 1%. All Parties shall be parties to the CAMA.

11)	Recoupment

From Worldwide Receipts:

i)	Collection Agent fees

ii)	Residuals (if not included in budget)

iii)	Sales agency commission to SEG (12.5% of which 2.5% is deferred - see below)

iv)	Sales agency expenses to SEG (if applicable and not included in the Budget)

v)	Debt (net of tax credits)

vi)	Premium / interest on Debt (the “Debt Premium”).

vii)	MRS Investment

viii)	MRS premium on the MRS Investment in the amount of 20% flat (the “MRS Premium”)

ix)	Historical costs - to be capped at $120,000 of verifiable out of pocket expenses. MRS will use best efforts to provide for up to 50% of such historical costs in the Budget.

Thereafter -

a)	SEG deferred sales commission (2.5%)

b)	Completion Guarantor overages (if any)

c)	Deferments payable subject to the approval of MRS & SEGMM. MRS’s deferred fee of $106,250 is hereby approved by the Parties.

d)	Net Profits

i) 50% MRS re MRS Investment

ii) 50% to SEGMM

Third party talent including but not limited to Mary Aloe and Dan Grodnik shall be payable in full from the SEGMM Net Profits. Mary Aloe and Dan Grodnik shall receive 5% each (totaling 10%) of 100 % share of Net Profits. Any further dilution of MRS, SEG or MM Net Profits, shall be subject to the mutual approval of SEGMM and Mary Aloe and Dan Grodnik and shall reduce pro rata pari passu. No other profit participants shall have a greater definition.

The Parties agree that tax credits are payable in reduction of Debt, and are not included in Worldwide Receipts other than to the extent that the tax credits exceed the Debt (if any) at the date of receipt of the tax credits.

12)	Fees

MRS and SEGMM shall each charge a $250,000 fee. The foregoing fees are to be included in and payable from the Budget of the Picture and are due in full by the SPV, upon the commencement of preproduction of the Picture. For the sake of clarity, the foregoing fees shall be the financial obligation of the SPV. Any reduction of the foregoing fees will be mutually agreed by both Parties and shall reduce pro rata pari passu.

MRS shall charge an additional fee of $106,250 that shall be deferred.

The fee payable to Schneider shall be the responsibility of SEGMM.

13)	Producer Costs

Costs ordinarily associated and verifiable with an investment of this type shall be included in and payable from the Budget. For the avoidance of doubt, the Budget of the Picture shall include: (i) travel, living and accommodation expenses for one MRS producer and three SEGMM producers and (ii) MRS legal fees capped at $25,000. Such costs regarding the other MRS and SEGMM producers and executive producers shall be borne by MRS and SEGMM respectively.

14)	Credits

MRS shall be afforded the following credits on-screen and in paid ads (subject to the applicable distributor’s standard exclusions) world-wide:

[Domestic Distributor]/MRS[or designee]Present

--------------

A Mann Made Film/Solution Group Production/MRS [or designee] Production

(on one or three separate cards as the parties may agree)

--------------

In Association with Grodnik/Aloe Productions

--------------

Produced By:

Scott Mann

James Barker

Steven Schneider

-----------------

Produced By:

Myles Nestel

Craig Chapman

-----------------

Produced By:

Jake Shapiro

Dan Grodnik

-----------------

Executive Producers

Mary Aloe

Graham Bradstreet

Alice Neuhauser

Five further end crawl credits to include, but not limited to MRS’s legal representation.

MRS shall have mutual approval with SEGMM regarding other credits.

15)	Approvals

MRS and SEGMM shall have the following mutual approvals:

i)	Chain of Title

ii)	Screenplay (see clause 4) above). No other writer shall be engaged to write or otherwise adapt the Screenplay

iii)	Director (Tonge is pre-approved) as described in clause 5) g) above.

iv)	Material contracts including but not limited to director, producers, cast, heads of department, and producers.

v)	Cast (as described in clause 5) h) above).

vi)	Sales Agent (SEG is hereby pre-approved).

vii)	Sales Agent expenses and fees (the sales fees described in clause 10 are hereby approved, and MRS also hereby approves a marketing allowance to SEG of $100,000 included in the Budget).

viii)	US Distributor

ix)	Any third party finance used to fund the Budget of the Picture (including but not limited to equity, license fees, presales, debt, banking, cash flowing of National or State tax credit) as described in clause 6) above and the terms and conditions attached thereto.

x)	Locations - Georgia is pre-approved

xi)	Budget. In the event of Parties failing to agree, MRS approval shall prevail.

xii)	Cash Flow Schedule. . In the event of Parties failing to agree, MRS approval shall prevail.

xiii)	Production schedule. In the event of Parties failing to agree, MRS approval shall prevail.

xiv)	Deferred payments

xv)	Completion Bond - Film Finances is pre-approved

xvi)	Collection Agent (Fintage House or Freeway CAM BV are pre-approved)

xvii)	Rating (not more restrictive than “R” is approved)

xviii)	Line Producer. In the event of Parties failing to agree, MRS approval shall prevail.

xix)	Auditor. In the event of Parties failing to agree, MRS approval shall prevail.

xx)	Other Credits.

xxi)	Music. However, Parties agree that James Barker shall be afforded the first opportunity to compose the score of the Picture.

16)	Final Cut

MRS and SEGMM have final cut of the Picture.

17)	Proposed Dates

It is proposed that the Picture commences principal photography on a date to be mutually agreed by the Parties, but in any event no later than the Start Date and is delivered on or about late 2016.

18)	Ownership

Subject to full financing of the Picture and commencement of principal photography in a timely manner in accordance with the schedule put forward by SEGMM and approved by MRS, MRS shall be the joint owner of the Picture for all purposes (including under U.S. Copyright laws) in perpetuity and throughout the universe, including without limitation, all distribution, exhibition, exploitation, allied, ancillary and/or subsidiary rights with respect to the Picture on the following basis: 50% to be owned by MRS, 50% to be owned by SEGMM.

19)	Insurance

SEGMM will obtain and keep in full force and effect in amount, coverage, kind and form reasonably satisfactory to MRS, all types of insurance that is typically obtained for motion pictures and motion picture productions, including, without limitation, cast, negative and faulty stock insurance; customary errors and omissions insurance and comprehensive liability insurance; “essential element” insurance per industry norm for the express benefit of MRS, GAP Mary Aloe, Dan Grodnik, SEG and MM as named insured or additional insured. The cost of said insurance shall be included in and paid from the Budget.

20)	Assignment

MRS shall be entitled to assign the benefits and liabilities contained herein to a third party, subject to the approval of SEGMM, such approval not to be unreasonably withheld. SEGMM shall not be able to assign the benefits and liabilities contained herein to a third party unless approved in writing by MRS. Parties agree that they may assign the benefits and liabilities contained herein to a third party in respect of future revenue streams once the Picture has been delivered,

21)	No Partnership or Joint Venture

Nothing contained herein shall establish a partnership or joint venture or similar relationship.

22)	No Loss

MRS cannot be held liable for any loss should the proposed transaction not proceed for any reason except to the extent that MRS is in breach of contract.

23)	Representations and Warranties

SEG and MM each hereby represents and warrants that:

(i)   it is a duly organized company in good standing in its state/country of organization;

ii)   it has the right to enter into and fully perform this Term Sheet, the consent of no other person or entity is required in connection herewith, and it is capable of, and there is no impediment to, performance of its obligations hereunder, or with respect to the Picture;

iii)   SEG and MM own and control all rights, or will own and control all rights, and have not previously assigned to any third party or encumbered any of their rights, in the Screenplay or the Picture; and

iv)   there are no actual or, to the best of its knowledge, threatened claims with respect to the Picture or Screenplay.

MRS hereby represents and warrants that

i)    it is a duly organized company in good standing in its state/country of organization;

ii)   it has the right to enter and fully perform this Term Sheet, the consent of no other person or entity is required in connection herewith, and it is capable of, and there is no impediment to, the performance of its obligations hereunder.

24)	Derivative Work

MRS shall have the right of first negotiation on a rolling basis (subject to MRS financing the immediate prior production) to participate in the financing of any derivative work, such as sequels, prequels, remakes and/or spinoffs and TV movies and/or series (“Derivative Work”), subject to good faith negotiations with SEGMM with the objective of reaching agreement in good faith;provided that the terms and conditions of such agreement are no less favorable than set forth herein. If the Parties cannot come to terms within thirty (30) days after commencing such negotiations, then SEGMM shall have no further obligation to MRS. In the event of a major studio worldwide financing, production and distribution agreement,MRS shall nevertheless have trhe right to be engaged as Executive Producers on reasonable, customary terms with a floor of 50% of their producer feesotherwise payable under this agreement. With respect to television prodcutions,the fee shall be $5000 per hour prorated by program length; all others shall be subject to good faith negotiations within customary industry parameters for similar projects.

25)	Other

No provision of this Term Sheet shall be construed in favor of or against any Party on the ground that such Party or its counsel drafted the provision. Any remedies provided for herein are not exclusive of any other lawful remedies that may be available to either Party. This Term Sheet shall at all times be construed so as to carry out the purposes stated herein.

26)	Confidentiality/Press Releases

The terms and conditions of this Term Sheet shall remain confidential between MRS and SEGMM and should not be disclosed to any third party or used in any way without the express written consent of MRS; provided however, SEGMM may share the terms and conditions of this Term Sheet with prospective Debt, and its respective representatives. All Press releases shall be mutually approved by the Parties. If SEGMM elects to issue any press release(s) concerning the Picture, which mention the financing structure of the Picture and/or other producers of the Picture, then MRS shall be mentioned as an equity financier of the Picture and GAP, Mary Aloe, executive producer and Dan Grodnik producer in association with Grodnik/Aloe Productions, LLC and their respective roles shall similarly be noted in such press release(s).

27)	Notices

Any notice required to be given by any Party pursuant to this Term Sheet, shall be in writing and shall be deemed to have been properly given, rendered or made only if either (i) delivered personally to the Party or, if such Party is not an individual, to an officer or other legal representative of the Party to whom the same is directed, or (ii) mailed by registered or certified mail, return receipt requested, postage prepaid, or (iii) sent via nationally recognized overnight courier for next business day delivery, addressed to each other Party at the addresses set forth below (or to such other address as any particular Party may designate for notices to it to each other Party from time to time by written notice), and shall be deemed to have been given, rendered or made on the day so delivered or on the date of personal delivery, the first business day after having been deposited with the courier service or the United States Postal Service:

If to MRS:

Fonu2, Inc.

135 Goshen Road Ext. Suite 205

Rincon

Georgia 31326

Attention: Jake Shapiro

If to SEG:

6525 Sunset Blvd

Bungalow GS4

Loa Angeles

CA 90028

Attention:

If to MM:

C/o Nelson Davis LLP

233 Wilshire Blvd Suite 900

Santa Monica

CA 90401

Attn: Marc Von Arx, Esq.

28)	Arbitration

All disputes arising under this Term Sheet that cannot be resolved informally will be submitted for binding arbitration before an independent arbitrator in Los Angeles, California pursuant to the rules of JAMS. The award of the arbitrator will be final and binding and may be entered for judgment in any court of competent jurisdiction in Los Angeles County. The Parties shall each bear their own respective costs and attorneys’ fees.

29)	Law

This Term Sheet shall be subject to the law and jurisdiction of the State of California.

30)	Entire Term Sheet

This Term Sheet shall supersede any other Term Sheet or agreement, whether oral or written that may have been entered into relating to matters contemplated hereby and thereby, and constitutes the full and entire understanding of the Parties hereto. The Parties hereto recognize that they intend to enter into a more formal agreement, and until that agreement is entered into, this Term Sheet shall constitute the understanding of the Parties.

Should you agree to the terms and conditions herein, we would be grateful sign and date where indicated, returning a copy to the address above.

________________________________

FONU2, INC. dba MRS

By: _____________________________Date: ____________________

Roger Miguel, CEO

_______________________________

The SOLUTION ENTERTAINMENT GROUP

By: _____________________________Date: _____________________

_________________________________

MANN MADE FILMS LIMITED

By:______________________________ Date: ____________________